Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2015 SECOND QUARTER FINANCIAL RESULTS

Contact:	Kathleen J. Chappell, Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (July 23, 2015) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, today announced second quarter net income and overall strong financial performance. Select highlights for the second quarter 2015 include:

•	Loan growth of $24.6 million

•	Deposit growth of $13.1 million

•	Net income of $798,000

•	Net Interest Margin of 4.13%

John R. Milleson, President and CEO, stated “We are extremely pleased with the strong balance sheet growth experienced in the second quarter and are encouraged by the potential our newer retail branches provide. Although the quarter’s income was negatively impacted by the purchase of the property on which one of our Winchester, VA retail branches is located, we expect the future benefit of ownership of this property will offset this current expense. We continue to expand our footprint in Loudoun County, VA and anticipate opening our fourth retail branch in Leesburg, VA during the third quarter of 2015. We believe that the new growth in Loudoun County and the extensive presence that we have in our existing markets will allow the Company to continue to provide its shareholders a positive return and consistent dividends.”

Income Statement Review

Net income for the quarter ended June 30, 2015 decreased 45.15% to $798,000 when compared to the $1.5 million for the quarter ended March 31, 2015. Net income for the quarter ended June 30, 2015 was $1.2 million below net income for the same period in 2014. Much of the decrease related to the June 2015 purchase of land on which one of the Company’s retail branches is located. While the Company owns the branch building, the land had previously been leased. On June 10, 2015, the Company purchased the land, subject to the existing lease, and recorded it at market value, resulting in a $520,000 write down of the total purchase price.

Net interest income increased $254,000 or 4.58% from $5.5 million for the quarter ended March 31, 2015 to $5.8 million for the quarter ended June 30, 2015. This increase in net interest income was driven primarily by the increased loan volume experienced by the Bank.

Net interest income decreased 1.93% or $114,000 from $5.9 million for the quarter ended June 30, 2014 to $5.8 million for the quarter ended June 30, 2015. This decrease is attributed to declining asset yields.

Total loan interest income was $5.4 and $5.3 million for the quarters ended June 30 and March 31, 2015, respectively. For the quarter ended June 30, 2014, total loan interest income was $5.6 million. Average loans for the quarter ended June 30, 2015 were $470.6 million compared to $466.1 million for the quarter ended March 31, 2015. Total average accruing loans were $463.8 million for the three months ended June 30, 2015 and $458.5 million for the quarter ended March 31, 2015. For the second quarter of 2014, total average loans were $463.8 million and average accruing loans were $457.3 million. The tax equivalent yield on average loans for the quarters ended June 30 and March 31, 2015 was 4.65% and 4.64%, respectively. The tax equivalent yield on loans for the quarter ended June 30, 2014 was 4.85%. Interest income from the investment portfolio was $678,000 for the quarter ended June 30, 2015 and $626,000 for the same period ended March 31, 2015. Average investments were $103.0 million for the quarter ended June 30, 2015 and $96.3 million for the quarter ended March 31, 2015. Interest income from the investment portfolio was $806,000 for the quarter ended June 30, 2014 while average investments were $103.9 million for the same time period. Although the Company has higher levels of average investments due to the excess cash balances being deployed into the investment portfolio during the first few months of 2015, income from the investment portfolio has declined due to declining investment yields.

Total interest expense was $327,000 for the three months ended June 30, 2015 and $398,000 for the quarter ended March 31, 2015. The average cost of interest bearing liabilities decreased seven basis points when comparing the quarter ended June 30, 2015 to the quarter ended March 31, 2015. The average balance of interest bearing liabilities decreased $5.1 million from the quarter ended March 31, 2015. The net interest margin was 4.13% for the quarter ended June 30, 2015 and 4.02% for the quarter March 31, 2015.

For the quarter ended June 30, 2014, total interest expense was $488,000 and the net interest margin was 4.32%. Managing excess cash and continued monitoring of other funding costs has helped stabilize the Company’s net interest margin in the face of declining asset yields.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The table at the end of this document reconciles tax-equivalent net interest income, which is not a measurement under accounting principles generally accepted in the United States of America (GAAP), to net interest income.

Non-interest income was $1.6 million for the quarters ended June 30 and March 31, 2015. Other service charges and fees increased $174,000 or 23.02% when comparing the three months ended June 30 to March 31, 2015. The majority of this increase resulted from the increase in fees from ATMs and non-deposit investment sales. When comparing the quarter ended June 30 2015 to the same period in 2014, other service charges and fees increased $103,000 or 12.45%. When comparing the quarter ended June 30, 2015 to the quarter ended March 31, 2015, fees from fiduciary activities decreased $72,000 or 16.82%. This decrease results mostly from some one time fees collected during the quarter ended March 31, 2015. Fees from fiduciary activities decreased $6,000 or 1.66% from the quarter ended June 30, 2015 to the same period in 2014. Noninterest income for the three months ended June 30, 2014 was $1.6 million.

Noninterest expense was $6.1 million for the quarter ended June 30, 2015. This represents an increase of $1.1 million or 21.24% and $1.2 million or 23.46% from the quarters ended March 31, 2015 and June 30, 2014, respectively. Much of these increases resulted from the adjustment to the purchase price of land acquired in June 2015. On June 10, 2015, the Company purchased the land, subject to the existing lease, and recorded it at market value, resulting in a $520,000 write down of the total purchase price. Other components of non-interest expense, including salaries and employees’ benefits, occupancy expenses and advertising and marketing expenses have also increased with the Company’s hiring of additional employees for and the opening of new facilities in Loudoun County, Virginia.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, other real estate owned (foreclosed properties), and repossessed assets. At June 30, 2015, nonperforming asset remained relatively unchanged at $9.1 million. During the second quarter of 2015, the Bank placed two loans on non-accrual status. Management regularly evaluates the financial condition of borrowers with loans on non-accrual status and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these non-accrual loans. The majority of the non-accrual loans are secured by real estate. One real estate asset had been foreclosed upon during the second quarter of 2015 and the Bank sold three pieces of other real estate owned recorded at a net value of $366,000 during the same period. Loans greater than 90 days past due and still accruing increased from $63,000 at March 31, 2015 to $68,000 at June 30, 2015. Nonperforming assets were $8.3 million or 1.38% of total assets at June 30, 2014.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At June 30, 2015, the Company had 25 troubled debt restructurings totaling $7.6 million, of which 21 loans, totaling $6.7 million, were considered performing loans.

The Company realized $64,000 in net recoveries for the quarter ended June 30, 2015 compared to $41,000 in net charge offs for the three months ended March 31, 2015. Net recoveries for the quarter ended June 30, 2014 were $437,000. The Company continues to operate a troubled credit group to monitor past due loans, identify potential problem credits, and develop action plans to work through its troubled loans as promptly as possible. Asset quality remains a primary focus of the Company. Necessary resources continue to be devoted to the ongoing review of the loan portfolio and the workouts of problem assets to minimize any losses to the Company. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential and commercial real estate, and adjust the allowance for loan losses accordingly.

The Company recorded a provision for loan losses of $300,000 for the quarter ended June 30, 2015. Provisions for loan losses were $133,000 and negative $283,000 for the three months ended March 31, 2015 and June 30, 2014, respectively. The allowance for loan losses was $5.5 million, or 1.14% of total outstanding loans, at June 30, 2015. At March 31, 2015 and June 30, 2014, the allowance for loan losses was $5.2 million and $5.9 million, respectively. The amount of provision for loan losses during each quarter reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at June 30, 2015 were $634.3 million, which represented an increase of $20.6 million or 3.35% from total assets of $613.7 million at March 31, 2015. This increase was driven by the increased volume of the loan portfolio. Total loans increased from $461.4 million at March 31, 2015 to $486.0 at June 30, 2015. At June 30, 2014, total consolidated assets were $601.7 million and total loans were $464.3 million.

Deposits and Other Borrowings

Total deposits, which include brokered deposits, were $522.8 million at June 30, 2015. This reflects an increase of 2.57% or $13.1 million from $509.7 at March 31, 2015. At June 30, 2014, total deposits were $492.0 million. The Company held $11.0 million in brokered deposits at June 30, 2015 and March 31, 2015. The Company held $9.9 million in brokered deposits at June 30, 2014.

Fed funds purchased and securities sold under agreement to repurchase were $8.3 million at June 30, 2015. At March 31, 2015 and June 30, 2014, fed funds purchased and securities sold under agreement to repurchase were $0. Borrowings with the Federal Home Loan Bank of Atlanta have remained unchanged at $20.0 million when comparing June 30 and March 31, 2015. Borrowings with the Federal Home Loan Bank of Atlanta were $30.0 million at June 30, 2014.

Equity

Shareholders’ equity at June 30, 2015 was $73.9 million, reflecting a decrease of $604,000 from $74.5 million at March 31, 2015. At June 30, 2014 shareholders’ equity was $70.2 million. The book value of the Company at June 30, 2015 was $21.30 per common share. Total common shares outstanding were 3,495,800 at June 30, 2015. On July 15, 2015, the board of directors declared a $0.20 per common share cash dividend for shareholders of record as of July 30, 2015 and payable on August 12, 2015.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	2Q15	1Q15	4Q14	3Q14	2Q14

Net Income (dollars in thousands)	$798	$1,455	$2,434	$1,386	$1,958
Earnings per share, basic	$0.23	$0.42	$0.71	$0.40	$0.57
Earnings per share, diluted	$0.23	$0.42	$0.70	$0.40	$0.57

Return on average total assets	0.51%	0.96%	1.57%	0.91%	1.31%
Return on average total equity	4.31%	8.03%	13.43%	7.77%	11.37%
Dividend payout ratio	86.96%	47.80%	28.17%	50.00%	33.33%
Fee revenue as a percent of total revenue	21.42%	20.56%	15.90%	18.92%	20.19%

Net interest margin(1)	4.13%	4.02%	4.00%	4.18%	4.32%
Yield on average earning assets	4.35%	4.30%	4.31%	4.51%	4.67%
Yield on average interest-bearing liabilities	0.35%	0.42%	0.46%	0.50%	0.51%
Net interest spread	4.00%	3.88%	3.85%	4.01%	4.16%
Tax equivalent adjustment to net interest income (dollars in thousands)	$152	$161	$173	$171	$164

Non-interest income to average assets	1.06%	1.07%	1.43%	0.97%	1.04%
Non-interest expense to average assets	3.95%	3.32%	3.12%	3.27%	3.32%

Efficiency ratio(2)	80.78%	68.98%	60.57%	71.91%	65.09%

(1)	The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of non-taxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)	The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	2Q15	1Q15	4Q14	3Q14	2Q14
BALANCE SHEET RATIOS
Loans to deposits	92.97%	90.52%	93.25%	93.93%	94.36%
Average interest-earning assets to average-interest bearing liabilities	154.14%	151.49%	166.86%	148.74%	147.29%
PER SHARE DATA
Dividends	$0.20	$0.20	$0.20	$0.20	$0.19
Book value	$21.30	$21.49	$21.01	$20.74	$20.51
Tangible book value	$21.30	$21.49	$21.01	$20.74	$20.51
SHARE PRICE DATA
Closing price	$23.50	$24.50	$23.30	$23.65	$23.60
Diluted earnings multiple(1)	25.54	14.58	8.32	14.78	10.35
Book value multiple(2)	1.10	1.14	1.11	1.14	1.15
COMMON STOCK DATA
Outstanding shares at end of period	3,495,800	3,481,774	3,463,665	3,454,336	3,445,727
Weighted average shares outstanding	2,487,215	3,477,249	3,459,096	3,451,041	3,428,699
Weighted average shares outstanding, diluted	3,497,065	3,485,450	3,468,904	3,460,186	3,436,903
CAPITAL RATIOS
Total equity to total assets	11.66%	12.15%	11.67%	11.76%	11.67%
CREDIT QUALITY
Net charge-offs to average loans	-0.05%	0.04%	0.72%	0.24%	-0.38%
Total non-performing loans to total loans	1.41%	1.44%	2.28%	1.86%	1.37%
Total non-performing assets to total assets	1.44%	1.47%	2.04%	1.70%	1.38%
Non-accrual loans to:
total loans	1.39%	1.43%	2.28%	1.86%	1.37%
total assets	1.07%	1.07%	1.71%	1.42%	1.06%
Allowance for loan losses to:
total loans	1.14%	1.12%	1.08%	1.20%	1.26%
non-performing assets	60.79%	57.17%	39.64%	54.31%	70.56%
non-accrual loans	81.68%	78.45%	47.45%	64.75%	92.40%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$68	$63	$6	$16	$—
Non-accrual loans	6,778	6,593	10,706	8,628	6,354
Other real estate owned and repossessed assets	2,261	2,391	2,102	1,644	1,967
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$190	$131	$967	$310	$114
(Recoveries)	(254)	(90)	(110)	(26)	(551)
Net charge-offs (recoveries)	(64)	41	857	284	(437)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$300	$133	$350	$—	$(283)
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$5,172	$5,080	$5,587	$5,871	$5,717
Provision	300	133	350	—	(283)
Net charge-offs (recoveries)	(64)	41	857	284	(437)
Balance at the end of period	$5,536	$5,172	$5,080	$5,587	$5,871

(1)	The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)	The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 6/30/2015	Unaudited 3/31/2015	Unaudited 12/31/2014	Unaudited 9/30/2014	Unaudited 6/30/2014

Assets
Cash and due from banks	$12,145	$26,374	$34,564	$15,338	$12,405
Federal funds sold	—	—	—	—	—
Securities available for sale, at fair value	107,682	99,092	96,973	101,380	102,644
Loans, net of allowance for loan losses	480,492	456,221	464,740	459,481	458,447
Bank premises and equipment, net	20,805	20,071	19,015	18,529	17,115
Other assets	13,191	11,983	11,538	11,488	11,129

Total assets	$634,315	$613,741	$626,830	$606,216	$601,740

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$171,368	$166,085	$159,352	$151,961	$147,992
Savings and interest bearing demand deposits	257,575	249,783	249,305	248,736	248,123
Time deposits	93,844	93,836	95,159	94,439	95,931

Total deposits	$522,787	$509,704	$503,816	$495,136	$492,046
Federal funds purchased and securities sold under agreements to repurchase	8,329	—	—	—	—
Federal Home Loan Bank advances	20,000	20,000	40,000	30,000	30,000
Trust preferred capital notes	7,217	7,217	7,217	7,217	7,217
Other liabilities	2,039	2,273	2,665	2,602	2,255
Commitments and contingent liabilities	—	—	—	—	—

Total liabilities	$560,372	$539,194	$553,698	$534,955	$531,518

Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,681	8,658	8,621	8,588	8,561
Surplus	13,089	12,828	12,618	12,312	11,995
Retained earnings	51,439	51,338	50,578	48,834	48,104
Accumulated other comprehensive income	734	1,723	1,315	1,527	1,562

Total shareholders’ equity	$73,943	$74,547	$73,132	$71,261	$70,222

Total liabilities and shareholders’ equity	$634,315	$613,741	$626,830	$606,216	$601,740

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended
	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014

Interest and Dividend Income
Interest and fees on loans	$5,437	$5,301	$5,377	$5,397	$5,589
Interest on federal funds sold	—	—	—	—	—
Interest and dividends on securities available for sale:
Taxable interest income	406	376	378	458	482
Interest income exempt from federal income taxes	246	243	261	270	278
Dividends	26	7	26	126	46
Interest on deposits in banks	6	11	8	3	1

Total interest and dividend income	$6,121	$5,938	$6,050	$6,254	$6,396

Interest Expense
Interest on deposits	$182	$185	$194	$241	$245
Interest on federal funds purchased and securities sold under agreements to repurchase	1	—	—	—	7
Interest on Federal Home Loan Bank advances	66	135	174	159	158
Interest on trust preferred capital notes	78	78	80	80	78

Total interest expense	$327	$398	$448	$480	$488

Net interest income	5,794	5,540	5,602	5,774	5,908
Provision For Loan Losses	300	133	350	—	(283)

Net interest income after provision for loan losses	$5,494	$5,407	$5,252	$5,774	$6,191

Noninterest Income
Income from fiduciary activities	$356	$428	$290	$211	$362
Service charges on deposit accounts	307	290	338	332	319
Other service charges and fees	930	756	687	828	827
Gain on the sale of bank premises and equipment	5	—	(14)	—	—
Gain (Loss) on sales of AFS securities	22	74	897	88	6
Other operating income	24	81	23	15	46

Total noninterest income	$1,644	$1,629	$2,221	$1,474	$1,560

Noninterest Expenses
Salaries and employee benefits	$3,112	$2,995	$2,660	$3,016	$2,926
Occupancy expenses	436	346	317	319	307
Equipment expenses	260	146	174	197	167
Advertising and marketing expenses	184	119	155	159	126
Stationery and supplies	61	51	69	73	74
ATM network fees	191	158	180	175	201
Other real estate owned expenses	14	6	12	4	6
Loss (gain) on sale of other real estate	73	19	(78)	13	(17)
FDIC assessment	103	108	95	95	86
Computer software expense	192	221	208	252	213
Bank franchise tax	126	117	123	124	117
Professional fees	261	242	226	290	254
Other operating expenses	1,118	529	702	617	506

Total noninterest expenses	$6,131	$5,057	$4,843	$5,334	$4,966

Income before income taxes	1,007	1,979	2,630	1,914	2,785
Income Tax Expense	209	524	196	528	827

Net income	$798	$1,455	$2,434	$1,386	$1,958

Earnings Per Share
Net income per common share, basic	$0.23	$0.42	$0.71	$0.40	$0.57

Net income per common share, diluted	$0.23	$0.42	$0.70	$0.40	$0.57

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	June 30, 2015			March 31, 2015			June 30, 2014
	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield
Assets:
Securities:
Taxable	$71,250	$1,737	2.44%	$64,715	$1,553	2.40%	$70,225	$2,118	3.02%
Tax-Exempt (1)	31,787	1,495	4.70%	31,608	1,493	4.72%	33,692	1,686	5.00%

Total Securities	$103,037	$3,232	3.14%	$96,323	$3,046	3.16%	$103,917	$3,804	3.66%
Loans:
Taxable	$455,696	$21,615	4.74%	$450,701	$21,211	4.71%	$453,174	$22,253	4.91%
Nonaccrual	6,806	—	0.00%	7,605	—	0.00%	6,452	—	0.00%
Tax-Exempt (1)	8,140	289	3.55%	7,765	436	5.62%	4,161	247	5.94%

Total Loans	$470,642	$21,904	4.65%	$466,071	$21,647	4.64%	$463,787	$22,500	4.85%
Federal funds sold	—	—	0.00%	—	—	0.00%	—	—	0.00%
Interest-bearing deposits in other banks	11,243	24	0.21%	21,140	45	0.21%	2,315	3	0.12%

Total earning assets	$578,116	$25,160	4.35%	$575,929	$24,738	4.30%	$563,567	$26,307	4.67%
Allowance for loan losses	(5,378)			(5,194)			(6,139)
Total non-earning assets	49,064			47,150			42,131

Total assets	$621,802			$617,885			$599,559

Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$80,266	$84	0.10%	$79,846	$85	0.11%	$86,894	$92	0.11%
Money market accounts	97,515	112	0.12%	96,200	110	0.11%	91,508	104	0.11%
Savings accounts	75,412	40	0.05%	72,723	37	0.05%	66,830	34	0.05%
Time deposits:
$100,000 and more	35,135	156	0.45%	35,303	170	0.48%	35,178	189	0.54%
Less than $100,000	58,769	337	0.57%	59,440	345	0.58%	61,808	562	0.91%

Total interest-bearing deposits	$347,097	$730	0.21%	$343,512	746	0.22%	$342,218	$981	0.29%
Federal funds purchased and securities sold under agreements to repurchase	756	4	0.53%	0	0	0.00%	3,184	28	0.89%
Federal Home Loan Bank advances	20,000	261	1.30%	29,444	548	1.86%	30,000	635	2.12%
Trust preferred capital notes	7,217	317	4.39%	7,217	316	4.38%	7,217	317	4.40%

Total interest-bearing liabilities	$375,070	$1,312	0.35%	$380,173	1,610	0.42%	$382,619	$1,961	0.51%

Noninterest-bearing liabilities:
Demand deposits	170,128			161,381			146,527
Other Liabilities	2,366			2,823			1,378

Total liabilities	$547,564			$544,377			$530,524
Shareholders’ equity	74,238			73,508			69,035

Total liabilities and shareholders’ equity	$621,802			$617,885			$599,559

Net interest income		$23,849			$23,128			$24,346

Net interest spread			4.00%			3.88%			4.16%
Interest expense as a percent of average earning assets			0.23%			0.28%			0.35%
Net interest margin			4.13%			4.02%			4.32%

(1)	Income and yields are reported on a tax equivalent basis using a federal tax rate of 34%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014

GAAP Financial Measurements:
Interest Income - Loans	$5,437	$5,301	$5,377	$5,397	$5,589
Interest Income - Securities and Other Interest-Earnings Assets	684	637	673	857	806
Interest Expense - Deposits	182	184	194	242	244
Interest Expense - Other Borrowings	145	213	254	239	245

Total Net Interest Income	$5,794	$5,541	$5,602	$5,773	$5,906

Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$25	$36	$38	$32	$21
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	127	125	135	139	143

Total Tax Benefit on Tax-Exempt Interest Income	$152	$161	$173	$171	$164

Tax-Equivalent Net Interest Income	$6,946	$5,702	$5,775	$5,944	$6,070